QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

FOR IMMEDIATE RELEASE	Media Contact:	Finance Contacts:
March 10, 2005	Don Olsen	Kimo Esplin
Salt Lake City, UT	(281) 719-4175	John Heskett (801) 584-5700

HUNTSMAN RELEASES FOURTH QUARTER
AND FULL YEAR 2004 RESULTS

RESULTS SHOW CONTINUED IMPROVEMENTS RELATIVE TO THE THIRD
QUARTER AND TO THE FOURTH QUARTER OF 2003

Highlights

  •
  Revenues for the fourth quarter of 2004 were $3,128.1 million, an increase of 32% as compared to same period in 2003.

  •
  Adjusted EBITDA for the fourth quarter of 2004 was $401.5 million, an increase of 81% as compared to the same period in 2003 and 23% as compared to the third quarter of 2004.

  •
  Strong fourth quarter performance resulted in $1,239.7 million in Adjusted EBITDA for full year 2004, an increase of 57% as compared to the pro forma results for 2003.

  •
  On February 16, 2004, the company and certain selling shareholders completed a $1.8 billion initial public offering of common and preferred stock.

        Huntsman Corporation (NYSE:HUN) today reported fourth quarter 2004 EBITDA of $275.0 million including $126.5 million of restructuring and other charges resulting in Adjusted EBITDA of $401.5 million. This compares to EBITDA in the fourth quarter of 2003 of $200.3 million including restructuring and other charges of $21.2 million resulting in Adjusted EBITDA of $221.5 million. EBITDA for the third quarter of 2004 was $293.2 million including restructuring and other charges of $33.7 million.

        EBITDA for the full year 2004 was $892.6 million including restructuring and other charges of $347.1 million resulting in Adjusted EBITDA of $1,239.7 million. This compared to EBITDA on a pro forma basis in 2003 of $663.5 million including $128.2 million of restructuring and other charges resulting in Adjusted EBITDA of $791.7 million.

        The Company computes Adjusted EBITDA to eliminate the impacts of restructuring and reorganization costs, losses on the sale of accounts receivable, losses from early extinguishment of debt and non-recurring legal and contract settlements expenses in order to provide investors with a more meaningful measure of our operational performance. See footnote (2) at the end of this press release for more information on EBITDA and Adjusted EBITDA.

        Peter R. Huntsman, President and CEO, stated, "The fourth quarter results represent our sixth consecutive quarter of improved revenues and Adjusted EBITDA and were achieved despite high and volatile energy and feedstock costs. We saw improved results in the commodity segments of our business as global supply and demand conditions continued to come more into balance and our differentiated businesses continued to exhibit growth. In addition, we are progressing with our $200 million global cost reduction initiative. We remain optimistic about our outlook for 2005. We are pleased with the initial public offering of our common and preferred stock which was completed on February 16, 2005. Substantially all of the net proceeds to us from this offering are being used to reduce our indebtedness. We feel that our balance sheet is now better positioned to support the future growth of the Company."

Huntsman Corporation(1)
Operating Results
For the twelve months ended December 31,

	2004	Pro forma(3) 2003
	In Millions
Revenues	$11,485.8	$9,252.4
Cost of goods sold	10,089.2	8,255.1

Gross profit	1,396.6	997.3
Operating expenses	696.9	732.2
Restructuring and plant closing costs	299.3	55.0

Operating income	400.4	210.1
Interest expense, net	(612.6)	(577.8)
Loss on sale of accounts receivable	(15.6)	(32.4)
Equity in income of unconsolidated affiliates	4.0	1.5
Other non-operating expense	(25.8)	(2.2)

Income (loss) before income taxes and minority interest	(249.6)	(400.8)
Income tax benefit (expense)	29.1	(32.1)
Minority interests in subsidiaries' loss (income)	(7.2)	6.8

Net loss	$(227.7)	$(426.1)
Interest expense—net	$612.6	$577.8
Income tax expense (benefit)	(29.1)	32.1
Depreciation and amortization	536.8	479.7

EBITDA(2)	$892.6	$663.5
Loss on sale of accounts receivable	$15.6	$32.4
Legal and contract settlement expense, net	6.6	7.5
Asset write down	—	5.8
Early extinguishment of debt	25.6	—
Reorganization costs	—	27.5
Restructuring and plant closing costs	299.3	55.0

Adjusted EBITDA(2)	$1,239.7	$791.7

Huntsman Corporation(1)
Operating Results
For the three months ended December 31,

	2004	2003
	In Millions
Revenues	$3,128.1	$2,369.8
Cost of goods sold	2,731.2	2,114.4

Gross profit	396.9	255.4
Operating expenses	116.0	160.1
Restructuring and plant closing costs	96.9	10.7

Operating income	184.0	84.6
Interest expense, net	(153.1)	(148.4)
Loss on sale of accounts receivable	(5.4)	(8.5)
Equity in income of unconsolidated affiliates	1.0	0.7
Other non-operating expense	(25.0)	(0.4)

Income (loss) before income taxes and minority interest	1.5	(72.0)
Income tax benefit (expense)	3.4	(34.6)
Minority interests in subsidiaries' loss (income)	(6.1)	1.0

Net loss	$(1.2)	$(105.6)
Interest expense—net	$153.1	$148.4
Income tax expense (benefit)	(3.4)	34.6
Depreciation and amortization	126.5	122.9

EBITDA(2)	$275.0	$200.3
Loss on sale of accounts receivable	$5.4	$8.5
Legal and contract settlement expense, net	0.5	2.0
Early extinguishment of debt	23.7	—
Restructuring and plant closing costs	96.9	10.7

Adjusted EBITDA(2)	$401.5	$221.5

See end of press release for footnote explanations

Huntsman Corporation(1)
Segment Results

	Three Months Ended December 31, 2004	Three Months Ended December 31, 2003	Twelve Months Ended December 31, 2004	Pro Forma Twelve Months Ended December 31, 2003(3)
	In Millions
Segment Revenues:
Polyurethanes	$760.0	$579.4	$2,877.4	$2,297.5
Advanced Materials	296.0	259.1	1,162.4	1,049.6
Performance Products	528.1	423.3	1,927.8	1,689.6
Pigments	253.4	257.5	1,048.1	1,010.0
Polymers	432.2	307.8	1,451.8	1,155.5
Base Chemicals	1,103.2	685.7	3,859.0	2,639.9
Eliminations	(244.8)	(143.0)	(840.7)	(589.7)

Total	$3,128.1	$2,369.8	$11,485.8	$9,252.4

Segment EBITDA(2):
Polyurethanes	$93.3	$76.3	$364.0	$233.4
Advanced Materials(6)	64.8	19.1	186.1	48.2
Performance Products	8.1	38.0	91.0	128.3
Pigments	23.6	17.1	(30.0)	105.4
Polymers	32.0	27.4	77.6	80.8
Base Chemicals	71.4	15.9	276.2	71.7
Corporate and other	(18.2)	6.5	(72.3)	(4.3)

Total	$275.0	$200.3	$892.6	$663.5

Segment Adjusted EBITDA(2):
Polyurethanes	$97.4	$82.2	$400.9	$261.5
Advanced Materials(6)	74.1	19.1	186.6	81.2
Performance Products	64.4	40.0	188.5	150.4
Pigments	35.4	22.5	108.4	111.9
Polymers	38.0	27.3	91.2	81.6
Base Chemicals	79.0	13.4	292.9	69.2
Corporate and other	13.2	17.0	(28.8)	35.9

Total	$401.5	$221.5	$1,239.7	$791.7

See end of press release for footnote explanations

Three Months Ended December 31, 2004 as Compared to Three Months Ended December 31, 2003

        Revenues for the three months ended December 31, 2004 increased to $3,128.1 million, or 32%, from $2,369.8 million during the same period in 2003. Revenue increases were experienced in our Polyurethanes, Advanced Materials, Performance Products, Polymers and Base Chemicals segments.

        For the three months ended December 31, 2004, Huntsman generated EBITDA of $275.0 million, which included $96.9 million of restructuring and plant closing costs, $5.4 million of loss on the sale of accounts receivable, $23.7 million of expenses related to the early extinguishment of debt, and $0.5 million of legal and contract settlement expense. This compares to fourth quarter 2003 EBITDA of $200.3 million, which included $10.7 million of restructuring charges, $8.5 million of loss on the sale of accounts receivable and $2.0 million of legal and contract settlement expense.

        Adjusted EBITDA for the fourth quarter of 2004 was $401.5 million, an 81% increase relative to the comparable period in 2003. The increase in Adjusted EBITDA resulted from increases in all of our segments. Third quarter 2004 EBITDA and Adjusted EBITDA were $293.2 million and $326.9 million, respectively.

Polyurethanes

        The increase in revenues in the Polyurethanes segment for the three months ended December 31, 2004 as compared to the same period in 2003 was primarily due to a 32% increase in average MDI selling prices and 1% higher MDI sales volume. The increase in MDI average selling prices resulted principally from improved market demand, tighter supply, the strength of the major European currencies versus the U.S. dollar, and higher raw material and energy costs. MDI sales volume increase reflects further extension of markets for MDI and recent improvements in global economic conditions.

        The increase in EBITDA in the Polyurethanes segment was the result of increased revenues, partially offset by higher raw materials and energy costs particularly in our PO business. EBITDA was negatively impacted by $4.1 million of restructuring charges recorded in the fourth quarter of 2004 as compared to $5.9 million for the same period in 2003.

Advanced Materials

        The increase in revenues in the Advanced Materials segment for the three months ended December 31, 2004 as compared to the same period in 2003 was primarily the result of a 13% increase in average selling prices, principally due to price increase initiatives in selected markets, higher raw material costs and the effects of the strength of the major European currencies versus the U.S. dollar. Sales volumes improved by approximately 2% as our ongoing portfolio re-alignment activities resulted in higher sales volumes in certain of our structural composites, adhesives and electrical materials end markets which were largely offset by lower sales volumes of basic epoxy resins and electronic laminates products.

        The increase in EBITDA in the Advanced Materials segment was the result of increased revenue, lower administrative expenses and improved product mix, partially offset by higher raw material costs and manufacturing costs resulting from the strength of the major European currencies versus the U.S. dollar. In addition, in the fourth quarter of 2004, foreign exchange gains increased by $30.9 million as compared to the 2003 period. Also, EBITDA was negatively impacted by $9.0 million in restructuring charges in the fourth quarter of 2004.

Performance Products

        The increase in revenues in the Performance Products segment for the three months ended December 31, 2004 as compared to the same period in 2003 was primarily the result of higher average selling prices for all products and a 3% increase in sales volumes. Average selling prices increased by 22% in response to higher raw material and energy costs, improved market conditions and the strength of the European and Australian currencies versus the U.S. dollar. Stronger sales volumes for amines and maleic anhydride were partially offset by lower sales volumes for surfactants and LAB primarily resulting from weak customer demand and increased competition in the marketplace.

        The decrease in EBITDA in the Performance Products segment principally resulted from a restructuring charge of $56.3 million recorded in the fourth quarter of 2004 as compared to $2.0 million in the fourth quarter of 2003. Excluding the impact of these changes, EBITDA increased as higher revenues were partially offset by higher raw material and energy costs.

Pigments

        The decrease in revenues in the Pigments segment for the three months ended December 31, 2004 as compared to the same period in 2003 was primarily due to a 10% decline in volumes as compared to the fourth quarter of 2003 partially attributable to the rationalization of manufacturing capacity. Lower volumes were largely offset by a 9% increase in average selling prices attributable to price increase initiatives announced in the second half of 2004 and to the strength of the major European currencies versus the U.S. dollar.

        The increase in EBITDA in the Pigments segment was primarily the result of higher margins resulting from the increase in average selling prices and lower manufacturing costs. EBITDA was negatively impacted by $11.6 million of restructuring charges recorded in the fourth quarter of 2004 as compared to $5.4 in the comparable 2003 period.

Polymers

        The increase in revenues in the Polymers segment for the three months ended December 31, 2004 as compared to the same period in 2003 was primarily the result of a 42% increase in average selling prices, partially offset by a 1% decline in sales volumes.

        The increase in EBITDA in the Polymers segment was due primarily to increased revenues, which more than offset higher raw material and energy costs. EBITDA was negatively impacted by a $6.0 million restructuring charge for the fourth quarter of 2004.

Base Chemicals

        The increase in revenues in the Base Chemicals segment for the three months ended December 31, 2004 as compared to the same period in 2003 was primarily the result of a 60% increase in average selling prices due to a tighter supply in the marketplace, higher raw material and energy costs and the strengthening of major European currencies versus the U.S. dollar. Sales volumes were essentially unchanged as compared to the 2003 period.

        The increase in EBITDA in the Base Chemicals segment was primarily the result of higher revenues, partially offset by higher raw material and energy costs. EBITDA was negatively impacted by a restructuring charge for the fourth quarter of 2004 of $7.6 million as compared to a $2.5 million restructuring credit in the same period of 2003.

Corporate and Other

        Corporate and other items include unallocated corporate overhead, loss on the sale of our accounts receivable, unallocated foreign exchange gains and losses, other non-operating income and expense, minority interest, and unallocated restructuring and reorganization costs. In the fourth quarter of 2004, the total of these items declined as compared to the 2003 period primarily due to an increase in unallocated foreign exchange gains due to the strength of the major European currencies versus the U.S. dollar, offset by losses on early extinguishment of debt and an increase in the minority interest in subsidiaries' income.

Huntsman Corporation(1)
Operating Results
For Year Ended December 31, 2004

	Huntsman LLC (Excl. HIH)	Huntsman International Holdings	Huntsman Advanced Materials	Other/ Eliminations	Huntsman Corporation
	In Millions
Revenues	$4,191.6	$6,503.4	$1,162.4	$(371.6)	$11,485.8
Cost of goods sold	3,875.9	5,678.5	869.5	(334.7)	10,089.2

Gross profit	315.7	824.9	292.9	(36.9)	1,396.6
Operating expenses	163.1	391.8	150.6	(8.6)	696.9
Restructuring and plant closing costs	40.8	249.5	9.0	—	299.3

Operating income	111.8	183.6	133.3	(28.3)	400.4
Interest expense, net	(178.8)	(369.7)	(44.1)	(20.0)	(612.6)
Loss on sale of accounts receivable	—	(15.6)	—	—	(15.6)
Equity in income of unconsolidated affiliates	3.9	—	—	0.1	4.0
Other non-operating expense	(6.2)	(19.5)	—	(0.1)	(25.8)

Income (loss) before income taxes and minority interest	(69.3)	(221.2)	89.2	(48.3)	(249.6)
Income tax benefit (expense)	(7.8)	58.6	(36.0)	14.3	29.1
Minority interests in subsidiaries' loss (income)	—	—	(1.0)	(6.2)	(7.2)

Net (loss) income	$(77.1)	$(162.6)	$52.2	$(40.2)	$(227.7)
Interest expense—net	$178.8	$369.7	$44.1	$20.0	$612.6
Income tax expense (benefit)	7.7	(58.6)	36.0	(14.2)	(29.1)
Depreciation and amortization	133.1	310.0	53.8	39.9	536.8

EBITDA(2)	$242.5	$458.5	$186.1	$5.5	$892.6
Loss on sale of accounts receivable	$—	$15.6	$—	$—	$15.6
Legal and contract settlement expenses, net	—	15.1	(8.5)	—	6.6
Early extinguishment of debt	6.1	19.5	—	—	25.6
Restructuring and plant closing costs	40.8	249.5	9.0	—	299.3

Adjusted EBITDA(2)	$289.4	$758.2	$186.6	$5.5	$1,239.7

Huntsman Corporation(1)
Operating Results
For Pro Forma Year Ended December 31, 2003(3)

	Huntsman LLC (Excl. HIH)	Huntsman International Holdings	Huntsman Advanced Materials(6)	Other/ Eliminations	Huntsman Corporation
	In Millions
Revenues	$3,233.6	$5,245.5	$1,049.6	$(276.3)	$9,252.4
Cost of goods sold	3,019.1	4,661.1	823.5	(248.6)	8,255.1

Gross profit	214.5	584.4	226.1	(27.7)	997.3
Operating expenses	157.6	351.8	206.5	16.3	732.2
Restructuring and plant closing costs	(1.7)	56.7	27.5	(27.5)	55.0

Operating income	58.6	175.9	(7.9)	(16.5)	210.1
Interest expense, net	(150.3)	(354.7)	(41.7)	(31.1)	(577.8)
Loss on sale of accounts receivable	—	(32.4)	—	—	(32.4)
Equity in income (losses) of unconsolidated affiliates	2.2	—	—	(0.7)	1.5
Other non-operating expense	(0.9)	(1.3)	—	(0.0)	(2.2)

Income (loss) before income taxes and minority interest	(90.4)	(212.5)	(49.6)	(48.3)	(400.8)
Income tax benefit (expense)	(16.1)	(21.6)	(7.3)	12.9	(32.1)
Minority interests in subsidiaries' loss (income)	—	—	—	6.8	6.8

Net (loss) income	$(106.5)	$(234.1)	$(56.9)	$(28.6)	$(426.1)
Interest expense—net	$150.3	$354.7	$41.7	$31.1	$577.8
Income tax expense (benefit)	16.1	21.6	7.3	(12.9)	32.1
Depreciation and amortization	130.0	277.9	56.1	15.7	479.7

EBITDA(2)	$189.9	$420.1	$48.2	$5.3	$663.5
Loss on sale of accounts receivable	$—	$32.4	—	$—	$32.4
Legal and contract settlement expenses, net	2.0	—	5.5	—	7.5
Asset write down	—	5.8	—	—	5.8
Reorganization costs	—	—	27.5	—	27.5
Restructuring and plant closing costs	(1.7)	56.7	—	—	55.0

Adjusted EBITDA(2)	$190.2	$515.0	$81.2	$5.3	$791.7

See end of press release for footnote explanations

Huntsman Corporation(1)
Operating Results
For the three months Ended December 31, 2004

	Huntsman LLC (Excl. HIH)	Huntsman International Holdings	Huntsman Advanced Materials	Other/ Eliminations	Huntsman Corporation
	In Millions
Revenues	$1,204.1	$1,730.0	$296.0	$(102.0)	$3,128.1
Cost of goods sold	1,092.4	1,511.3	227.1	(99.6)	2,731.2

Gross profit	111.7	218.7	68.9	(2.4)	396.9
Operating expenses	45.6	61.7	8.0	0.7	116.0
Restructuring and plant closing costs	9.9	78.0	9.0	—	96.9

Operating income	56.2	79.0	51.9	(3.1)	184.0
Interest expense, net	(42.6)	(90.4)	(12.7)	(7.4)	(153.1)
Loss on sale of accounts receivable	—	(5.4)	—	—	(5.4)
Equity in income of unconsolidated affiliates	0.9	—	—	0.1	1.0
Other non-operating expense	(5.6)	(19.3)	—	(0.1)	(25.0)

Income (loss) before income taxes and minority interest	8.9	(36.1)	39.2	(10.5)	1.5
Income tax benefit (expense)	(3.5)	5.1	12.1	(10.3)	3.4
Minority interests in subsidiaries' loss (income)	—	—	—	(6.1)	(6.1)

Net income (loss)	$5.4	$(31.0)	$51.3	$(26.9)	$(1.2)
Interest expense—net	$42.6	$90.4	$12.7	$7.4	$153.1
Income tax expense (benefit)	3.4	(5.1)	(12.1)	10.4	(3.4)
Depreciation and amortization	33.3	75.3	12.9	5.0	126.5

EBITDA(2)	$84.7	$129.6	$64.8	$(4.1)	$275.0
Loss on sale of accounts receivable	$—	$5.4	$—	$—	$5.4
Legal and contract settlement expenses, net	—	0.2	0.3	—	0.5
Early extinguishment of debt	4.2	19.5	—	—	23.7
Restructuring and plant closing costs	9.9	78.0	9.0	—	96.9

Adjusted EBITDA(2)	$98.8	$232.7	$74.1	$(4.1)	$401.5

Huntsman Corporation(1)
Operating Results
For the three months Ended December 31, 2003

	Huntsman LLC (Excl. HIH)	Huntsman International Holdings	Huntsman Advanced Materials	Other/ Eliminations	Huntsman Corporation
	In Millions
Revenues	$802.1	$1,364.7	$259.1	$(56.1)	$2,369.8
Cost of goods sold	735.0	1,215.5	208.8	(44.9)	2,114.4

Gross profit	67.1	149.2	50.3	(11.2)	255.4
Operating expenses	43.0	79.9	45.0	(7.8)	160.1
Restructuring and plant closing costs	(2.6)	13.3	—	(0.0)	10.7

Operating income	26.7	56.0	5.3	(3.4)	84.6
Interest expense, net	(42.1)	(88.8)	(11.3)	(6.2)	(148.4)
Loss on sale of accounts receivable	—	(8.5)	—	—	(8.5)
Equity in income (losses) of unconsolidated affiliates	0.7	—	—	(0.0)	0.7
Other non-operating expense	(0.3)	(0.1)	—	—	(0.4)

Income (loss) before income taxes and minority interest	(15.0)	(41.4)	(6.0)	(9.6)	(72.0)
Income tax benefit (expense)	(8.7)	(35.6)	(3.1)	12.8	(34.6)
Minority interests in subsidiaries' loss (income)	—	—	—	1.0	1.0

Net loss	$(23.7)	$(77.0)	$(9.1)	$4.2	$(105.6)
Interest expense—net	$42.1	$88.8	$11.3	$6.2	$148.4
Income tax expense (benefit)	8.7	35.6	3.1	(12.8)	34.6
Depreciation and amortization	33.7	72.5	13.8	2.9	122.9

EBITDA(2)	$60.8	$119.9	$19.1	$0.5	$200.3
Loss on sale of accounts receivable	$—	$8.5	$—	$—	$8.5
Legal and contract settlement expenses, net	2.0	—	—	—	2.0
Restructuring and plant closing costs	(2.6)	13.3	—	(0.0)	10.7

Adjusted EBITDA(2)	$60.2	$141.7	$19.1	$0.5	$221.5

See end of press release for footnote explanations

Liquidity, Capital Resources and Outstanding Debt

        As of December 31, 2004, our subsidiaries had $1,020 million in combined cash and unused borrowing capacity, as compared to $923 million at September 30, 2004. On December 31, 2004, we made a prepayment in the amount of $59 million on the term loan portion of the Huntsman International LLC senior credit facilities.

        For the twelve months ending December 31, 2004, total capital expenditures were $227 million as compared to $229 million for pro forma 2003. During 2005, we expect to spend approximately $400 million on capital expenditures, including approximately $80 million on the LDPE facility being constructed at Wilton, UK. We also expect to spend an additional $57 million on capital projects in our consolidated polyurethanes Chinese joint venture of which Huntsman will fund approximately $8 million and the remainder will be funded by our joint venture partners and local borrowings.

        On February 16, 2005, we completed an initial public offering of (i) 55,681,819 shares of our common stock sold by us and 13,579,546 shares of our common stock sold by a selling stockholder, in each case at a price to the public of $23 per share, and (ii) 5,750,000 shares of our 5% mandatory convertible preferred stock sold by us at a price to the public of $50 per share. The net proceeds to the Company from the offering were approximately $1,500 million, substantially all of which are being used to repay outstanding indebtedness of certain of our subsidiaries, including HMP Equity Holdings Corporation, Huntsman LLC and Huntsman International Holdings LLC.

        On February 16, 2005, we utilized approximately $42 million of the net cash proceeds to redeem, in full, certain indebtedness of Huntsman LLC. On February 28, 2005, we utilized approximately $1,217 million of the net cash proceeds together with $35 million in available cash to redeem all of the outstanding HMP Equity Holdings Corporation senior secured discount notes due 2008, approximately $452 million of the outstanding Huntsman International Holdings LLC senior discount notes due 2009, and $159 million of the Huntsman LLC senior secured notes due 2010. In addition, during March, we expect to use approximately $171 million of the net cash proceeds to redeem the remaining outstanding Huntsman International Holdings LLC senior discount notes due 2009 and approximately $102 million of the outstanding Huntsman LLC senior unsecured notes due 2012.

        Below is the Company's actual outstanding debt as of December 31, 2004, as well as the amounts on an as adjusted basis giving effect to the application of the net proceeds from the initial public offering:

	As of December 31, 2004
	Actual	As Adjusted
	In Millions
Debt(4):
Senior Secured Credit Facilities	2,154	2,154
Secured Notes	800	642
Unsecured Notes	856	754
Subordinated Notes	1,402	1,402
Discount Notes(5)	958	—
Other Debt	130	130

Total Debt	6,300	5,082

Total Cash	252	227

Net Debt	$6,048	$4,855

See end of press release for footnote explanations

(1)
The selected historical financial data set forth below presents the historical financial data of our predecessor Huntsman Holdings, LLC which became a wholly-owned subsidiary of Huntsman Corporation on February 16, 2005 in connection with our initial public offering.

(2)
EBITDA is defined as net income (loss) before interest, income taxes, and depreciation and amortization. We believe that EBITDA enhances an investor's understanding of our financial performance and our ability to satisfy principal and interest obligations with respect to our indebtedness. However, EBITDA should not be considered in isolation or viewed as a substitute for net income, cash flow from operations or other measures of performance as defined by generally accepted accounting principles in the U.S. ("GAAP"). Moreover, EBITDA as used herein is not necessarily comparable to other similarly titled measures of other companies due to potential inconsistencies in the method of calculation. Our management uses EBITDA to assess financial performance and debt service capabilities. In assessing financial performance, our management reviews EBITDA as a general indicator of economic performance compared to prior periods. Because EBITDA excludes interest, income taxes, depreciation and amortization, EBITDA provides an indicator of general economic performance that is not affected by debt restructurings, fluctuations in interest rates or effective tax rates, or levels of depreciation and amortization. Accordingly, our management believes this type of measurement is useful for comparing general operating performance from period to period and making certain related management decisions. EBITDA is also used by securities analysts, lenders and others in their evaluation of different companies because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be highly dependent on a company's capital structure, debt levels and credit ratings. Therefore, the impact of interest expense on earnings can vary significantly among companies. In addition, the tax positions of companies can vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the various jurisdictions in which they operate. As a result, effective tax rates and tax expense can vary considerably among companies. Finally, companies employ productive assets of different ages and utilize different methods of acquiring and depreciating such assets. This can result in considerable variability in the relative costs of productive assts and the depreciation and amortization expense among companies. Our management also believes that our investors use EBITDA as a measure of our ability to service indebtedness as well as to fund capital expenditures and working capital requirements. Nevertheless, our management recognizes that there are material limitations associated with the use of EBITDA in the evaluation of our company as compared to net income, which reflects overall financial performance, including the effects of interest, income taxes, depreciation and amortization. EBITDA excludes interest expense. Because we have borrowed money in order to finance our operations, interest expense is a necessary element of our costs and ability to generate revenue. Therefore, any measure that excludes interest expense has material limitations. EBITDA also excludes taxes. Because the payment of taxes is a necessary element of our operations, any measure that excludes tax expense has material limitations. Finally, EBITDA excludes depreciation and amortization expense. Because we use capital assets, depreciation and amortization expense is a necessary element of our costs and ability to generate revenue. Therefore, any measure that excludes depreciation and amortization expense has material limitations. Our management compensates for the limitations of EBITDA by using it to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Our management also uses other metrics to evaluate capital structure, tax planning and capital investment decisions. For example, our management uses credit ratings and net debt ratios to evaluate capital structure, effective tax rate by jurisdiction to evaluate tax planning, and payback period and internal rate of return to evaluate capital investments. Our management also uses trade working capital to evaluate its investment in receivables and inventory, net of payables. Adjusted

  EBITDA is computed by eliminating from EBITDA all restructuring and reorganization costs, losses on the sale of accounts receivable, losses from early extinguishment of debt and legal and contract settlement expense, net and is used to provide a more meaningful measure of operational performance. We believe that net income (loss) is the performance measure calculated and presented in accordance with GAAP that is most directly comparable to EBITDA.

(3)
Pro forma as if Huntsman Holdings, LLC had acquired the remaining interest in HIH as of January 1, 2003 and its interest in Advanced Materials as of January 1, 2003.

(4)
Excludes approximately $208 million of off -balance sheet financing obtained under the accounts receivable securitization program.

(5)
Interest paid-in-kind on this debt.

(6)
Includes a pro forma adjustment to eliminate $33.8 million of unrealized foreign currency losses related to the debt structure of the predecessor company of Advanced Materials.

Conference Call Information

        We will hold a conference call to discuss our fourth quarter and full year 2004 financial results on Thursday, March 10, 2005 at 9:00 a.m. MST.

Call-in number for U.S. participants:	(877) 857-2510
Call-in number for international participants:	(706) 634-5675

        If you are unable to listen to the conference call it will be replayed beginning March 10, 2005 at 5:00 p.m. MST and ending March 17, 2005 at 11:59 p.m. MST.

Call-in numbers for the replay:

Within the U.S.:	(800) 642-1687
International:	(706) 645-9291

Access code for replay: 4620659

Statements in this release that are not historical are forward-looking statements. These statements are based on management's current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company's operations, markets, products, services, prices and other factors as discussed in the Huntsman companies' filings with the Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, financial, economic, competitive, environmental, political, legal, regulatory and technological factors. Accordingly, there can be no assurance that the company's expectations will be realized. The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

QuickLinks

  Exhibit 99.1
Huntsman Corporation(1) Segment Results